Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
441-278-9250
441-278-9255 fax

CONTACT:
PRESS RELEASE	Mark D. Lyons
NASDAQ Symbol ACGL	Executive Vice President and
For Immediate Release	Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2016 FOURTH QUARTER RESULTS
HAMILTON, BERMUDA, February 13, 2017 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to Arch common shareholders for the 2016 fourth quarter was $62.4 million, or $0.50 per share, compared to $53.1 million, or $0.42 per share, for the 2015 fourth quarter. The Company’s net income available to Arch common shareholders represented an annualized return on average common equity of 3.9% for the 2016 fourth quarter, due primarily to net realized losses and non-recurring transaction costs related to the Company’s acquisition of United Guaranty Corporation (“UGC”) which closed on December 31, 2016. For the year ended December 31, 2016, net income available to Arch common shareholders produced a 10.9% return on average common equity. The Company’s book value per common share was $55.19 at December 31, 2016, a 3.5% increase from $53.30 per share at September 30, 2016 and a 15.8% increase from $47.64 per share at December 31, 2015. All earnings per share amounts discussed in this release are on a diluted basis.
The Company also reported after-tax operating income available to Arch common shareholders of $141.5 million, or $1.13 per share, for the 2016 fourth quarter, compared to $143.6 million, or $1.15 per share, for the 2015 fourth quarter. The Company’s after-tax operating income available to Arch common shareholders represented an annualized return on average common equity of 8.7% for the 2016 fourth quarter, compared to 9.9% for the 2015 fourth quarter. For the year ended December 31, 2016, after-tax operating income available to Arch common shareholders produced a 9.4% return on average common equity. After-tax operating income or loss available to Arch common shareholders and the related return on average common equity are non-GAAP measures. See ‘Comments on Regulation G’ for further details.
The following table summarizes the Company’s consolidated underwriting results:

(U.S. dollars in thousands)	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change

Gross premiums written	$1,155,467	$1,066,740	8.3	$5,202,134	$4,797,163	8.4
Net premiums written	872,315	834,984	4.5	4,031,391	3,817,531	5.6
Net premiums earned	968,855	943,520	2.7	3,884,822	3,733,905	4.0
Underwriting income	109,246	113,143	(3.4)	454,717	429,507	5.9
Underwriting Ratios			% Point Change			% Point Change
Loss ratio	57.2%	53.6%	3.6	56.3%	54.9%	1.4
Underwriting expense ratio	33.5%	35.3%	(1.8)	33.6%	34.6%	(1.0)
Combined ratio	90.7%	88.9%	1.8	89.9%	89.5%	0.4
Please note that these amounts include the impact of the ‘other’ segment (i.e., results of Watford Re). Pursuant to generally accepted accounting principles, Watford Re is considered a variable interest entity and the Company concluded that it is the primary beneficiary of Watford Re. As such, the Company consolidates the results of Watford Re in its consolidated financial statements, although it only owns approximately 11% of Watford Re’s common equity. See ‘Comments on Regulation G’ for a reconciliation of underwriting income or loss to income before income taxes and net income available to Arch common shareholders.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income available to Arch common shareholders	$62,396	$53,094	$664,668	$515,800
Net realized (gains) losses	98,477	90,856	(77,081)	108,690
Net impairment losses recognized in earnings	13,593	7,336	30,442	20,116
Equity in net (income) loss of investment funds accounted for using the equity method	(16,421)	(5,517)	(48,475)	(25,456)
Net foreign exchange (gains) losses	(35,547)	(2,533)	(31,987)	(63,011)
UGC transaction costs and other	34,587	—	41,729	—
Income tax expense (1)	(15,557)	363	(1,852)	9,060
After-tax operating income available to Arch common shareholders	$141,528	$143,599	$577,444	$565,199

Diluted per common share results:
Net income available to Arch common shareholders	$0.50	$0.42	$5.33	$4.09
Net realized (gains) losses	0.78	0.73	(0.62)	0.86
Net impairment losses recognized in earnings	0.11	0.06	0.24	0.16
Equity in net (income) loss of investment funds accounted for using the equity method	(0.13)	(0.04)	(0.38)	(0.20)
Net foreign exchange (gains) losses	(0.28)	(0.02)	(0.26)	(0.50)
UGC transaction costs and other	0.27	—	0.33	—
Income tax expense (1)	(0.12)	—	(0.01)	0.07
After-tax operating income available to Arch common shareholders	$1.13	$1.15	$4.63	$4.48

Weighted average common shares and common share equivalents outstanding — diluted	125,427,259	125,311,942	124,717,493	126,038,743

Beginning common shareholders’ equity	$6,538,983	$5,799,476	$5,841,542	$5,766,714
Ending common shareholders’ equity	7,481,163	5,841,542	7,481,163	5,841,542
Average common shareholders’ equity (2)	$6,471,392	$5,820,509	$6,113,718	$5,804,128

Annualized return on average common equity (2)	3.9%	3.6%	10.9%	8.9%
Annualized operating return on average common equity (2)	8.7%	9.9%	9.4%	9.7%

(1)
Income tax expense on net realized gains or losses, net impairment losses recognized in earnings, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses and UGC transaction costs and other reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

(2)
Average common shareholders’ equity and the related returns on average common equity reflect the weighted impact of the $1.10 billion of convertible non-voting common equivalent preferred shares, which were issued on December 31, 2016 as part of the UGC acquisition.

Each line item in the table above reflects the impact of the Company’s approximate 11% ownership of Watford Re’s common equity. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.

Segment Information

The following section provides analysis on the Company’s 2016 fourth quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated December 31, 2016. The Company’s segment information includes the use of underwriting income and a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$707,519	$680,617	4.0
Net premiums written	465,861	451,606	3.2
Net premiums earned	514,087	504,525	1.9

Underwriting income	2,581	28,022	(90.8)

Underwriting Ratios			% Point Change
Loss ratio	67.7%	62.2%	5.5
Underwriting expense ratio	31.7%	32.4%	(0.7)
Combined ratio	99.4%	94.6%	4.8

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	4.6%	0.4%	4.2
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(1.5)%	(2.1)%	0.6
Combined ratio excluding catastrophic activity and prior year development (1)	96.3%	96.3%	—

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the insurance segment in the 2016 fourth quarter were 4.0% higher than in the 2015 fourth quarter while net premiums written were 3.2% higher than in the 2015 fourth quarter. The increase in net premiums written reflected growth in the travel line from a mix of new business and continued expansion in existing accounts. In addition, net premiums written reflected growth in construction and national accounts primarily resulting from new project premiums in existing construction accounts along with new national accounts business and in alternative markets business from a combination of new and existing relationships. Net premiums earned by the insurance segment in the 2016 fourth quarter were 1.9% higher than in the 2015 fourth quarter, and reflect changes in net premiums written over the previous five quarters.
The 2016 fourth quarter loss ratio reflected 4.6 points of current year catastrophic activity, primarily related to Hurricane Matthew, compared to 0.4 points in the 2015 fourth quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 1.6 points in the 2016 fourth quarter, compared to 2.0 points in the 2015 fourth quarter. The estimated net favorable development in the 2016 fourth quarter primarily resulted from better than expected claims emergence in medium-tail lines across most accident years. The balance of the change in the 2016 fourth quarter loss ratio resulted, in part, from changes in the mix of business.
The underwriting expense ratio was 31.7% in the 2016 fourth quarter, compared to 32.4% in the 2015 fourth quarter. The comparison of the underwriting expense ratios reflected changes in the mix of business and the level of reinsurance ceded on a quota share basis.

Reinsurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$276,593	$262,482	5.4
Net premiums written	206,120	200,065	3.0
Net premiums earned	251,841	263,022	(4.3)
Other underwriting income	13,744	3,736	267.9

Underwriting income	67,612	71,022	(4.8)

Underwriting Ratios			% Point Change
Loss ratio	44.5%	38.3%	6.2
Underwriting expense ratio	34.1%	36.0%	(1.9)
Combined ratio	78.6%	74.3%	4.3

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	4.1%	5.3%	(1.2)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(16.7)%	(21.1)%	4.4
Combined ratio excluding catastrophic activity and prior year development (1)	91.2%	90.1%	1.1

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the reinsurance segment in the 2016 fourth quarter were 5.4% higher than in the 2015 fourth quarter, while net premiums written were 3.0% higher than in the 2015 fourth quarter. Although property catastrophe gross premiums written were down 5.4% relative to the 2015 fourth quarter, net premiums written increased primarily due to year-end net retrocessional portfolio transactions. This growth was partially offset by a reduction in property excluding property catastrophe business, reflecting current market conditions.
The 2016 fourth quarter loss ratio included 4.5 points of current year catastrophic activity (before the impact of reinstatement premiums), primarily related to Hurricane Matthew, compared to 5.8 points of catastrophic activity in the 2015 fourth quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 16.7 points in the 2016 fourth quarter, compared to 22.5 points in the 2015 fourth quarter. The estimated net favorable development in the 2016 fourth quarter primarily resulted from better than expected claims emergence in short-tail business from most underwriting years and in longer-tail business from 2013 and prior underwriting years.
The underwriting expense ratio was 34.1% in the 2016 fourth quarter, compared to 36.0% in the 2015 fourth quarter. The comparison of the underwriting expense ratios reflected changes in the mix and type of business.

Mortgage Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$138,285	$91,787	50.7
Net premiums written	92,944	87,127	6.7
Net premiums earned	81,477	56,736	43.6
Other underwriting income	4,354	3,461	25.8

Underwriting income	42,319	17,656	139.7

Underwriting Ratios			% Point Change
Loss ratio	10.9%	12.8%	(1.9)
Underwriting expense ratio	42.6%	62.2%	(19.6)
Combined ratio	53.5%	75.0%	(21.5)

Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(6.0)%	(8.1)%	2.1
Combined ratio excluding prior year development (1)	59.5%	83.1%	(23.6)

(1)	See ‘Comments on Regulation G’ for further discussion.
The mortgage segment includes the Company’s U.S. and international mortgage insurance and reinsurance operations as well as government sponsored enterprise (“GSE”) credit-risk sharing transactions. Arch Mortgage Insurance Company (“Arch MI U.S.”) is approved as an eligible mortgage insurer by Fannie Mae and Freddie Mac. On December 31, 2016, the Company completed the acquisition of UGC. As such, the results in the table above do not reflect UGC business. The acquisition of UGC expands the scale of Arch’s existing mortgage insurance businesses by combining UGC’s position as the market leader in the U.S. private mortgage insurance industry with Arch’s financial strength and history of innovation, further diversifying the Company’s business profile and customer base.
Gross premiums written by the mortgage segment in the 2016 fourth quarter were 50.7% higher than in the 2015 fourth quarter, reflecting growth in U.S. primary business, Australian mortgage reinsurance and GSE credit risk-sharing transactions receiving insurance accounting treatment. The lower increase in net premiums written of 6.7% reflected a $40.1 million retrocession on Australian mortgage reinsurance business covering exposures written since May 2015, with 57% of this amount being retroactive in nature. Net premiums earned for the 2016 fourth quarter were 43.6% higher than in the 2015 fourth quarter, reflecting the growth in insurance in force.
Other underwriting income, which is primarily related to GSE risk-sharing transactions receiving derivative accounting treatment, was $4.4 million for the 2016 fourth quarter, compared to $3.5 million for the 2015 fourth quarter.
The loss ratio for the 2016 fourth quarter reflected estimated net favorable development in prior year loss reserves, before related adjustments, of 6.0 points, compared to 8.1 points in the 2015 fourth quarter, driven primarily by continued lower than expected losses. At December 31, 2016, the mortgage segment’s risk-in-force, net of reinsurance, consisted of $42.2 billion from the combined Arch MI U.S. and UGC and $4.7 billion from the mortgage segment’s reinsurance and risk-sharing operations. Arch MI U.S. generated $8.8 billion of new insurance written (“NIW”) during the 2016 fourth quarter, of which 82% was from banks and other non-credit union mortgage originators. For additional information on the mortgage segment, please refer to the Company’s Financial Supplement.

Corporate and Non-Underwriting
Corporate and non-underwriting results include net investment income, other income (loss), corporate expenses, UGC transaction costs and other, interest expense, net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, income taxes and dividends related to the Company’s non-cumulative preferred shares. Such amounts exclude the results of the ‘other’ segment.
Net investment income for the 2016 fourth quarter was $0.56 per share, or $70.0 million, compared to $0.53 per share, or $67.0 million, for the 2015 fourth quarter, and $0.53 per share, or $66.3 million, for the 2016 third quarter. The 2016 fourth quarter net investment income growth primarily reflected higher income distributions on term loan investments. The annualized pre-tax investment income yield was 1.92% for the 2016 fourth quarter, compared to 2.02% for the 2015 fourth quarter and 1.81% for the 2016 third quarter.
Corporate expenses were $11.5 million for the 2016 fourth quarter, compared to $12.2 million for the 2015 fourth quarter. Such amounts primarily represent certain holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly traded company.
UGC transaction costs and other were $34.6 million for the 2016 fourth quarter, compared to $7.1 million in the 2016 third quarter (previously reflected in corporate expenses). UGC transaction costs, which relate to non-recurring costs such as advisory, financing, legal, etc. related to the UGC acquisition discussed below, were $25.2 million in the 2016 fourth quarter, compared to $7.1 million in the 2016 third quarter. In addition, the Company recorded an expense of $9.4 million in the 2016 fourth quarter related to a change in its accounting policy with respect to deferred acquisition costs. This change in accounting policy, which was reflected retroactively in the financial statements, also resulted in adjustments to the deferred acquisition costs, other assets, and retained earnings accounts on the balance sheet. The impact on the Company’s book value as of December 31, 2016 of this change, including the income statement charge noted above and net of tax, was a reduction of $41.9 million, or $0.31 per share.
Interest expense for the 2016 fourth quarter was $15.5 million, compared to $12.8 million for the 2015 fourth quarter, with the increase resulting from the Company’s capital raising activity described below.
On a pre-tax basis, net foreign exchange gains for the 2016 fourth quarter were $35.2 million, compared to net foreign exchange gains for the 2015 fourth quarter of $2.3 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, from time to time the Company may elect to over or underweight one or more currencies, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
Preferred dividends for the 2016 fourth quarter were $11.6 million, compared to $5.5 million for the 2015 fourth quarter, with the increase reflecting the impact of the issuance of the Company’s series E preferred shares in late September 2016. The Company used the net proceeds from the series E offering to fund a portion of the cash consideration required in the UGC acquisition.
The Company’s effective tax rate on income before income taxes (based on the Company’s annual effective tax rate) was a benefit of 19.9% for the 2016 fourth quarter and an expense of 4.3% for the year ended December 31, 2016, compared to an expense of 16.4% for the 2015 fourth quarter and an expense of 7.0% for the year ended December 31, 2015. The Company’s effective tax rate on pre-tax operating income available to Arch shareholders was 2.1% for the 2016 fourth quarter and 5.2% for the year ended December 31, 2016, compared to 6.9% for the 2015 fourth quarter and 5.1% for the year ended December 31, 2015. The Company’s effective tax rate fluctuates from year to year based upon the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction.

UGC Acquisition

On December 31, 2016, the Company completed the acquisition of UGC pursuant to the Stock Purchase Agreement with American International Group, Inc. (“AIG”) entered into on August 15, 2016. As such, the Company’s balance sheet reflects the acquisition of UGC while the income statement for 2016 does not include UGC activity other than the impact of capital raising activity and UGC transaction costs noted above. For a complete description of the UGC acquisition, please refer to the Company’s Form 8-K filed on August 15, 2016 and other documents on file with the SEC.
The following table summarizes the purchase consideration and condensed net assets acquired and liabilities assumed in the UGC acquisition:

(U.S. dollars in thousands)
Purchase price
Cash consideration		$2,159,524
Funded through:
Net proceeds from senior notes	$940,741
Net proceeds from preferred shares	434,899
Drawdown of revolving credit agreement	400,000
Cash and investments	383,884
Convertible non-voting common equivalent preferred shares (1)		1,101,304
Total purchase price		$3,260,828

Net assets acquired and liabilities assumed
Cash and investments		3,591,982
Reserves for losses and loss adjustment expenses, net		(551,096)
Unearned premiums, net		(535,085)
Intangible asset -- acquired insurance contracts		350,000
Intangible asset -- distribution relationships		115,000
Intangible asset -- operating platform		15,000
Intangible asset -- insurance licenses		27,000
Other assets acquired and liabilities assumed, net		59,269
Net assets acquired		$3,072,070
Goodwill		$188,758

(1) Based upon a formula set forth in the Stock Purchase Agreement, AIG received 1,276,820 of ACGL’s convertible non-voting common equivalent preferred shares, each of which is convertible into 10 shares of ACGL fully paid non-assessable common stock. The Company has determined that, based on a review of the terms, features and rights of the Company’s non-voting common equivalent preferred shares compared to the rights of the Company’s common shareholders, the underlying 12,762,820 common shares that the convertible securities convert to were common share equivalents at the time of their issuance.
The expected useful life is between 5 to 8 years for the acquired insurance contracts, 18 to 20 years for the distribution relationships, and 9 to 11 years for the operating platform. For information on the combined risk metrics of the Company’s U.S. mortgage insurance operations (combined Arch MI U.S. and UGC), please refer to the Company’s Financial Supplement.
Capitalization and Shareholders’ Equity

On December 8, 2016, Arch Capital Finance LLC, a wholly-owned subsidiary of the Company, completed the public offering of $500 million aggregate principal amount of its 4.011% senior notes due 2026 and $450 million aggregate principal amount of 5.031% senior notes due 2046. Such notes are fully and unconditionally guaranteed by ACGL. The Company used the net proceeds from the offering of $940.7 million to fund a portion of the cash consideration required in the UGC acquisition. In addition, the Company borrowed $400.0 million under its revolving credit agreement in late December 2016 to fund a portion of the UGC acquisition.
At December 31, 2016, total capital available to Arch of $10.49 billion consisted of $1.73 billion of senior notes, representing 16.5% of the total, $500.0 million of revolving credit agreement borrowings, representing 4.8% of the total, $772.6 million of preferred shares, representing 7.4% of the total, and common shareholders’ equity of $7.48 billion, representing 71.3% of the total. At December 31, 2015, total capital available to Arch of $7.06 billion consisted of $791.3 million of senior notes, representing 11.2% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.4% of the total, $325.0 million of preferred shares, representing 4.6% of the total, and common shareholders’ equity of $5.84 billion, representing 82.8% of the total. Incorporating the impact of the issuance of 12.8 million common share equivalents issued in the UGC acquisition described above, total common shares and common share equivalents outstanding, net of treasury shares, increased to 135.6 million at December 31, 2016, from 122.7 million at September 30, 2016.
Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on February 14, 2017. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on February 14, 2017 at 2:00 p.m. Eastern Time until February 21, 2017 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 49728094 for all callers).
Please refer to the Company’s Financial Supplement dated December 31, 2016, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a Bermuda-based company with approximately $10.49 billion in capital at December 31, 2016, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other and income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on page 2 of this release.
The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and UGC transaction costs and other in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. UGC transaction costs and other include non-recurring advisory, financing, legal and other transaction costs related to the UGC acquisition and non-recurring expenses related to a change in the Company’s approach on the deferral of certain internal underwriting costs which are no longer being deferred. The Company believes that UGC transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and UGC transaction costs and other from the calculation of after-tax operating income or loss available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss before the contribution from the ‘other’ segment. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate (non-underwriting) segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis and a subtotal before the contribution from the ‘other’ segment, in accordance with Regulation G, is shown on pages 10 and 11.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income and other non-underwriting related items are not allocated to each underwriting segment. As noted earlier, the ‘other’ segment includes the results of Watford Re. Watford Re has its own management and board of directors that is responsible for the overall profitability of the ‘other’ segment. For the ‘other’ segment, performance is measured based on net income or loss. The Company does not guarantee or provide credit support for Watford Re, and the Company’s financial exposure to Watford Re is limited to its investment in Watford Re’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions. Along with consolidated underwriting income, the Company provides a subtotal of underwriting income or loss before the contribution from the ‘other’ segment and believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s underwriting performance in a manner similar to how the Company’s management analyzes performance.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratio excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.

The following tables summarize the Company’s results by segment for the 2016 fourth quarter and 2015 fourth quarter and a reconciliation of underwriting income or loss to income before income taxes and net income available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	December 31, 2016
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$707,519	$276,593	$138,285	$1,121,338	$113,467	$1,155,467
Premiums ceded	(241,658)	(70,473)	(45,341)	(356,413)	(6,077)	(283,152)
Net premiums written	465,861	206,120	92,944	764,925	107,390	872,315
Change in unearned premiums	48,226	45,721	(11,467)	82,480	14,060	96,540
Net premiums earned	514,087	251,841	81,477	847,405	121,450	968,855
Other underwriting income	—	13,744	4,354	18,098	824	18,922
Losses and loss adjustment expenses	(348,226)	(112,149)	(8,841)	(469,216)	(84,659)	(553,875)
Underwriting expenses (2)	(163,280)	(85,824)	(34,671)	(283,775)	(40,881)	(324,656)
Underwriting income (loss)	$2,581	$67,612	$42,319	112,512	(3,266)	109,246

Net investment income				70,105	20,946	91,051
Net realized gains (losses)				(99,149)	6,088	(93,061)
Net impairment losses recognized in earnings				(13,593)	—	(13,593)
Equity in net income (loss) of investment funds accounted for using the equity method				16,421	—	16,421
Other income (loss)				(368)	—	(368)
Corporate expenses (2)				(11,470)	—	(11,470)
UGC transaction costs and other (2)				(34,587)	—	(34,587)
Interest expense				(15,481)	(3,058)	(18,539)
Net foreign exchange gains (losses)				35,221	2,955	38,176
Income before income taxes				59,611	23,665	83,276
Income tax expense				12,298	—	12,298
Net income				71,909	23,665	95,574
Dividends attributable to redeemable noncontrolling interests				—	(4,588)	(4,588)
Amounts attributable to nonredeemable noncontrolling interests				—	(16,973)	(16,973)
Net income available to Arch				71,909	2,104	74,013
Preferred dividends				(11,617)	—	(11,617)
Net income available to Arch common shareholders				$60,292	$2,104	$62,396

Underwriting Ratios
Loss ratio	67.7%	44.5%	10.9%	55.4%	69.7%	57.2%
Underwriting expense ratio	31.7%	34.1%	42.6%	33.4%	33.7%	33.5%
Combined ratio	99.4%	78.6%	53.5%	88.8%	103.4%	90.7%

Net premiums written to gross premiums written	65.8%	74.5%	67.2%	68.2%	94.6%	75.5%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)	Certain expenses have been excluded from ‘corporate expenses’ and ‘underwriting expenses’ totaling $25.2 million and $9.4 million, respectively, and reflected in ‘UGC transaction costs and other.’

(U.S. Dollars in thousands)	Three Months Ended
	December 31, 2015
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$680,617	$262,482	$91,787	$1,031,341	$101,147	$1,066,740
Premiums ceded	(229,011)	(62,417)	(4,660)	(292,543)	(4,961)	(231,756)
Net premiums written	451,606	200,065	87,127	738,798	96,186	834,984
Change in unearned premiums	52,919	62,957	(30,391)	85,485	23,051	108,536
Net premiums earned	504,525	263,022	56,736	824,283	119,237	943,520
Other underwriting income	526	3,736	3,461	7,723	898	8,621
Losses and loss adjustment expenses	(313,966)	(100,855)	(7,237)	(422,058)	(83,962)	(506,020)
Underwriting expenses	(163,063)	(94,881)	(35,304)	(293,248)	(39,730)	(332,978)
Underwriting income (loss)	$28,022	$71,022	$17,656	116,700	(3,557)	113,143

Net investment income				66,970	28,930	95,900
Net realized gains (losses)				(84,302)	(59,465)	(143,767)
Net impairment losses recognized in earnings				(7,336)	—	(7,336)
Equity in net income (loss) of investment funds accounted for using the equity method				5,517	—	5,517
Other income (loss)				(451)	—	(451)
Corporate expenses				(12,243)	—	(12,243)
Interest expense				(12,757)	(3,070)	(15,827)
Net foreign exchange gains (losses)				2,286	2,234	4,520
Income before income taxes				74,384	(34,928)	39,456
Income tax expense				(11,450)	—	(11,450)
Net income				62,934	(34,928)	28,006
Dividends attributable to redeemable noncontrolling interests				—	(4,589)	(4,589)
Amounts attributable to nonredeemable noncontrolling interests				—	35,162	35,162
Net income available to Arch				62,934	(4,355)	58,579
Preferred dividends				(5,485)	—	(5,485)
Net income available to Arch common shareholders				$57,449	$(4,355)	$53,094

Underwriting Ratios
Loss ratio	62.2%	38.3%	12.8%	51.2%	70.4%	53.6%
Underwriting expense ratio	32.4%	36.0%	62.2%	35.6%	33.4%	35.3%
Combined ratio	94.6%	74.3%	75.0%	86.8%	103.8%	88.9%

Net premiums written to gross premiums written	66.4%	76.2%	94.9%	71.6%	95.1%	78.3%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of UGC and any other businesses we have acquired or may acquire into our existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through December 31, 2016;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns in Eurozone countries or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;

•
the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.